Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:

"REZOLUTE, INC.", A DELAWARE CORPORATION,

WITH AND INTO "RESOLUTE NEVADA MERGER CORPORATION" UNDER THE NAME OF “RESOLUTE NEVADA MERGER CORPORATION”, A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF NEVADA, AS RECEIVED AND FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF JUNE, A.D. 2021, AT 10:56 O`CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF MERGER IS THE EIGHTEENTH DAY OF JUNE, A.D. 2021 AT 12:01 O'CLOCK A.M.

5999950 8100M SR# 20212449463	Authentication: 203447094 Date: 06-15-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 10:56AM 06/15/2021 FILED 10:56 AM 06/15/2021 SR 20212449463 - File \'umber 5268822

CERTIFICATE OF MERGER

MERGING

REZOLUTE, INC.

WITH AND INTO

REZOLUTE NEVADA MERGER CORPORATION

Pursuant to the Section 252 of the General Corporation Law of the State of Delaware (the "DGCL"), Rezolute Nevada Merger Corporation, a Nevada corporation (the "Company"), hereby certifies as follows:

FIRST: The name and state of incorporation of each of the constituent corporations (the "Constituent Corporations") participating in the Merger (as defined below) are as follows:

Name	State oflncorporation

Rezolute, Inc.	Delaware
Rezolute Nevada Merger Corporation	Nevada

SECOND: That an Agreement and Plan ofMerger, dated as of June 18, 2021 (the "Merger Agreement"), by and among Rezolute, Inc., a Delaware corporation (Rezolute) and the Company, setting forth the terms and conditions of the merger of Rezolute with and into the Company (the "Merger"), has been approved, adopted, certified, executed, and acknowledged by each of the Constituent Corporations in accordance with Section 252 of the DGCL.

THIRD: That the Company shall be the surviving corporation (the "Surviving Corporation") of the Merger and the name of the Surviving Corporation shall be changed to "Rezolute, Inc.", a Nevada corporation.

FOURTH: That an executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

Rezolute, Inc.

201 Redwood Shores Parkway, Suite 315

Redwood City, CA, 94065

FIFTH: That a copy of the Merger Agreement with be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

SIXTH: That the Merger shall become effective at 12:01 am local time in the State of Delaware on June 18, 2021 (the "Effective Time").

SEVENTH: The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the Surviving Corporation arising from this Merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL, and irrevocablyappoints the Secretary of State of Delawareas its agent to accept services of process in any such suit or proceeding, with a copy to be sent to:

Rezolute, lnc.

c/o Chief Executive Officer

201 Redwood Shores Parkway, Suite 315

Redwood City, CA, 94065

[Signature Page Follows]

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by the undersigned officer, thereunto duly authorized, this 14th day of June, 2021.

REZOLUTE NEVADA MERGER CORPORATION

By:	/s/ Nevan Elam
Name: Nevan Elam
Title: Chief Executive Officer

[Certificate of Merger Merging Rezolute, Inc. With and Into Rezolute Nevada Merger Corporation]